Free Writing Prospectus
Filed Pursuant to Rule 433
Dated March 19, 2025
Registration Statement Nos. 333-268757 and 333-268757-12

**Price Details** Exeter $966MM+ Offered Subprime Auto Loan (EART 2025-2)

Joint Lead Bookrunners: Wells Fargo Securities (Str), BNP Paribas, JP Morgan, and Mizuho
Co-Managers: Citi, Deutsche Bank

Capital Structure:
CL	Size(mm)	Offered(mm)	WAL^	S&P/M**	BENCH	SPRD	YLD%	CPN%	$PRICE
A-1	$104.500	$ 99.275	0.13	A-1+/P-1	I-Curv	+ 23	4.536	4.536	100.00000
A-2	$205.130	$194.873	0.48	AAA/Aaa	I-Curv	+ 57	4.833	4.780	99.99780
A-3	$210.800	$200.260	1.24	AAA/Aaa	I-Curv	+ 67	4.796	4.740	99.98962
B	$109.760	$104.272	2.00	AA/Aaa	I-Curv	+ 90	4.980	4.920	99.98288
C	$118.690	$112.755	2.60	A/Aa3	I-Curv	+ 115	5.217	5.160	99.99734
D	$148.620	$141.189	3.40	BBB/Baa2	I-Curv	+ 190	5.970	5.890	99.97853
E	$119.730	$113.743	4.37	BB-/NR	I-Curv	+ 385	7.948	7.810	99.96541
^ WAL to 1.50% ABS to 5.00% Clean-Up Call
**Expected Ratings

-Deal Summary-
Issued Size : $1,017,230,000 *Deal Will Not Grow*
Offered Size : $966,367,000
Exp. Settle : 03/26/2025
Pxg Speed : 1.50% ABS to 5.00% Call
Offering Format: (Class A-D): SEC REG | (Class E): 144A / Reg S / IAI
First Pay Date : 04/15/2025
ERISA Eligible : (Class A-D): Yes | (Class E): No
Exp. Ratings : S&P/Moody's
Min Denoms : (Class A-D): $1k x $1k | (Class E): $1,576,000 x $1k
BBG Ticker : EART 2025-2
B&D : Wells Fargo

-Available Information-
* Preliminary Prospectus, Preliminary Offering Memorandum, FWP, and CDI : Attached
* Intex Deal Name : wseart202502 | Password: 66BU
* Roadshow Link : https://dealroadshow.com | Passcode: EART20252
* Direct Link : https://dealroadshow.com/e/EART20252

EFCAR, LLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents EFCAR, LLC has filed with the SEC for more complete information about EFCAR, LLC, Exeter Automobile Receivables Trust 2025-2 and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, EFCAR, LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-645-3751, ext. 5.